Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF THE

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

KITTY HAWK, INC.

The undersigned officer of Kitty Hawk, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

        (1) The name of the corporation is Kitty Hawk, Inc.;

        (2) The corporation was originally incorporated under the same name. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 20, 1994. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 30, 2002. The Second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 30, 2002;

        (3) Pursuant to the authority of Section 303 of the General Corporation Law of the State of Delaware (“DGCL”), the amendment of the first paragraph of Article Fourth of the Corporation’s Second Amended and Restated Certificate of Incorporation is authorized and required by an Order of the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division entered on January 31, 2003, pursuant to its jurisdiction under federal statute (Title 11, United States Code Section 1129) in the case styled In re: Kitty Hawk, Inc., et al., Debtors, jointly administered under Case No. 400-42141-BJH;

        (4) The first paragraph of Article Fourth of the Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

“FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 65,000,000 shares of capital stock, classified as (i) 62,000,000 shares of common stock, $0.000001 par value (“Common Stock”), and (ii) 3,000,000 shares of preferred stock, $0.01 par value (“Preferred Stock”).”

* * * * *

IN WITNESS WHEREOF, Kitty Hawk, Inc., has caused this Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation to be executed this 6th day of February, 2003.

KITTY HAWK, INC.

By:	/s/ Robert W. Zoller, Jr.
Name:	Robert W. Zoller, Jr.
Title:	Chief Executive Officer and President